Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS

     Contact:  Elizabeth B. Lewter
November 4, 2022
Telephone:  (919) 968-2200
        Nasdaq Symbol:  ITIC
FOR IMMEDIATE RELEASE:

Chapel Hill, NC – Investors Title Company today announced results for the third quarter ended September 30, 2022. The Company reported net income of $7.9 million, or $4.17 per diluted share, for the three months ended September 30, 2022, compared to $14.5 million, or $7.63 per diluted share, for the prior year period.

Revenues decreased 4.2% to $78.0 million, compared with $81.4 million for the prior year quarter. The reduction in revenue is attributable to recognition of a $4.6 million unrealized loss in the Company’s equity portfolio, and a 7.9% decrease in net premiums written, partially offset by realized gains on sales of equity investments as well as increases in revenue from escrow fees and other title-related fees, and non-title services. The reduction in premiums stems from an overall decline in the level of real estate transaction volume following the rise in mortgage interest rates over the course of the year. Although overall premium revenue was down, escrow and other title-related fees increased 54.4% due to an increase in business in markets that generate escrow income, and fee income associated with commercial activity. Revenue from non-title services increased 57.5%, mainly due to an increase in like-kind exchange revenues. Realized gains from sales of equity securities were $2.2 million higher than the prior year period.

Operating expenses increased 7.8% compared to the prior year quarter, primarily due to increases in personnel costs, title fees, and office and technology expenses. Commissions to agents decreased commensurate with the decrease in agent premium volume. Personnel costs were 39.7% higher than the prior year quarter due to staffing of new offices, hiring to support growth initiatives, and increased employee benefit costs. Office, technology, and other operating expenses increased 36.7% in support of expanding our geographic footprint and ongoing technology initiatives. Claims expense was essentially flat compared to the prior year quarter.

Income before income taxes decreased 45.3% to $10.1 million for the current quarter versus $18.4 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) decreased 23.5% to $14.7 million for the third quarter versus $19.2 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

 For the nine months ended September 30, 2022, net income decreased $31.7 million to $16.4 million, or $8.63 per diluted share, versus $48.1 million, or $25.34 per diluted share, for the prior year period. Revenues decreased 8.6% to $217.9 million compared with $238.5 million for the prior year period. Operating expenses increased 11.1% to $197.1 million, mainly due to increases in personnel and office, technology, and other operating expenses. Aside from a non-recurring gain on the sale of property in the prior year period, overall results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter.

Chairman J. Allen Fine commented, “We are pleased to report another quarter of solid operating performance, despite market headwinds. Rising mortgage interest rates resulted in the continued moderation of the real estate market, reducing home affordability which in turn has softened demand.

“Although overall transaction volumes were lower than the prior year quarter, our recent successes in expanding our market footprint materially contributed to lessening the impact of the market slowdown on our operating performance. We believe the Company is well-positioned as we transition to a different stage of the real estate cycle, and plan to continue to make targeted investments in our business to expand our geographic presence, improve our operating performance, and deliver value to our customers and business partners.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.
-----------------------------------------------------------------------------------------------------------------------------

Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the impact of the COVID-19 pandemic (including any of its variants) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments;  government regulations; changes in the economy; the potential impact of inflation and responses by government regulators, including the Federal Reserve;  loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission, and in subsequent filings.

# # # #

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2022 and 2021
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Net premiums written	$66,658	$72,345	$199,409	$201,349
Escrow and other title-related fees	5,963	3,863	17,236	10,148
Non-title services	3,852	2,446	9,114	6,932
Interest and dividends	1,229	893	3,055	2,807
Other investment income	2,173	2,186	4,616	4,610
Net realized investment gains	2,481	268	6,266	771
Changes in the estimated fair value of equity security investments	(4,635)	(802)	(22,722)	7,266
Other	277	217	924	4,572
Total Revenues	77,998	81,416	217,898	238,455

Operating Expenses:
Commissions to agents	33,478	37,570	97,161	102,458
Provision for claims	1,966	1,993	3,452	5,020
Personnel expenses	21,586	15,457	63,738	47,524
Office and technology expenses	4,274	3,175	12,930	9,128
Other expenses	6,606	4,784	19,783	13,285
Total Operating Expenses	67,910	62,979	197,064	177,415

Income before Income Taxes	10,088	18,437	20,834	61,040

Provision for Income Taxes	2,175	3,934	4,457	12,932

Net Income	$7,913	$14,503	$16,377	$48,108

Basic Earnings per Common Share	$4.17	$7.66	$8.63	$25.40

Weighted Average Shares Outstanding – Basic	1,897	1,894	1,897	1,894

Diluted Earnings per Common Share	$4.17	$7.63	$8.63	$25.34

Weighted Average Shares Outstanding – Diluted	1,897	1,900	1,898	1,899

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2022 and December 31, 2021
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
Assets

Cash and cash equivalents	$41,380	$37,168

Investments:
Fixed maturity securities, available-for-sale, at fair value	55,307	79,791
Equity securities, at fair value	52,657	76,853
Short-term investments	80,785	45,930
Other investments	19,673	20,298
Total investments	208,422	222,872

Premiums and fees receivable	23,194	22,953
Accrued interest and dividends	971	817
Prepaid expenses and other receivables	12,527	11,721
Property, net	16,613	13,033
Goodwill and other intangible assets, net	17,954	15,951
Operating lease right-of-use assets	6,258	5,202
Other assets	2,320	1,771
Current income taxes recoverable	3,164	—
Total Assets	$332,803	$331,488

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,630	$36,754
Accounts payable and accrued liabilities	41,938	43,868
Operating lease liabilities	6,389	5,329
Current income taxes payable	—	3,329
Deferred income taxes, net	7,805	13,121
Total liabilities	93,762	102,401

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,897 and 1,895 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	239,792	225,861
Accumulated other comprehensive (loss) income	(751)	3,226
Total stockholders’ equity	239,041	229,087
Total Liabilities and Stockholders’ Equity	$332,803	$331,488

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Nine Months Ended September 30, 2022 and 2021
(in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	%	2021	%	2022	%	2021	%
Direct	$21,818	32.7	$21,803	30.1	$68,478	34.3	$61,619	30.6

Agency	44,840	67.3	50,542	69.9	130,931	65.7	139,730	69.4

Total	$66,658	100.0	$72,345	100.0	$199,409	100.0	$201,349	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2022 and 2021
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance.  This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP.  Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations.  The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information.  This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues
Total revenues (GAAP)	$77,998	$81,416	$217,898	$238,455
Add (Subtract): Changes in the estimated fair value of equity security investments	4,635	802	22,722	(7,266)
Adjusted revenues (non-GAAP)	$82,633	$82,218	$240,620	$231,189

Income before Income Taxes
Income before income taxes (GAAP)	$10,088	$18,437	$20,834	$61,040
Add (Subtract): Changes in the estimated fair value of equity security investments	4,635	802	22,722	(7,266)
Adjusted income before income taxes (non-GAAP)	$14,723	$19,239	$43,556	$53,774